AMENDMENT TO ARTICLES OF INCORPORATION PROVIDING FOR THE NAME CHANGE OF GOLDEN AMERICAN LIFE INSURANCE COMPANY

TO THE SECRETARY OF STATE OF THE STATE OF IOWA

AND

COMMISSIONER OF INSURANCE OF THE STATE OF IOWA:

Pursuant to the provisions of Section 490.1003, 490.1007 and 508.2 of the Code of Iowa and to effect the name change of the undersigned Corporation, the undersigned Corporation adopts the following amendment to its Restated Articles of Incorporation:

I.	The name of the Corporation is Golden American Life Insurance Company.

II.	The following amendment to Article I of the Restated Articles of Incorporation of Golden American

Life Insurance Company replaces Article I in its entirety.

ARTICLE I Name of Corporation

The name of the Corporation is ING USA Annuity and Life Insurance Company.

III. The duly adopted Restated Articles of Incorporation, as hereby amended, supersede the Restated Articles of Incorporation. The Restated Articles of Incorporation, as amended, shall be effective on the later to occur of (a) 12:03 a.m., January 1, 2004 or (b) 12:03 a.m. on the date on which the amendment to the Restated Articles of Incorporation is filed with the Secretary of State of Iowa.

The amendment to the Restated Articles of Incorporation was duly approved by the shareholders.

Dated at Atlanta and Minneapolis, this 20th day of November, 2003.

Golden American Life Insurance Company

/s/ Keith Gubbay Keith Gubbay, President

(SEAL)

/s/ Paula Cludray-Engelke Paula Cludray-Engelke, Secretary

STATE OF GEORGIA	)
) ss:
COUNTY OF FULTON	)

On this 20th day of November, 2003, before me, the undersigned, a Notary Public in and for the state of Georgia, personally appeared Keith Gubbay, to me personally known, who, being by me duly sworn, did say that he is the President, of said corporation executing the within and foregoing instrument to which this is attached, that the seal affixed thereto is the seal of said corporation; that said instrument was signed and sealed on behalf of said corporation by authority of its Board of Directors; and that the said Keith Gubbay as such officer acknowledged the execution of said instrument to be the voluntary act and deed of said corporation, by it and by him voluntarily executed.

/s/Dianne Glosson Notary Public in and for said County and State

STATE OF MINNESOTA	)
) ss:
COUNTY OF HENNEPIN	)

On this 21th day of November, 2003, before me, the undersigned, a Notary Public in and for the state of Minnesota, personally appeared Paula Cludray-Engelke, to me personally known, who, being by me duly sworn, did say that she is the Secretary, of said corporation executing the within and foregoing instrument to which this is attached, that the seal affixed thereto is the seal of said corporation; that said instrument was signed and sealed on behalf of said corporation by authority of its Board of Directors; and that the said Paula Cludray-Engelke as such officer acknowledged the execution of said instrument to be the voluntary act and deed of said corporation, by it and by her voluntarily executed.

/s/Loralee A. Renelt Notary Public in and for said County and State